EXHIBIT 99.1

NEWS FOR RELEASE: 5-1-03, 4:00pm ET                    CONTACT:  Lee Brown
                                                        (719) 481-7213
                                                        lbrown@ramtron.com

                  RAMTRON REPORTS FIRST-QUARTER 2003 RESULTS

COLORADO SPRINGS, CO-May 1, 2003 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) today reported results for the first quarter ended March 31, 2003. Revenue for the first quarter was $11.0 million, compared with $12.6 million for the same quarter a year ago. Net loss applicable to common shares was $1.8 million, or a loss of $0.08 per share (basic and diluted), compared with a net loss of $1.2 million, or a loss of $0.05 per share (basic and diluted), for the same quarter of 2002. First quarter 2003 results included a non-cash charge of $1.2 million for a provision for inventory write-off related to Ramtron's recently announced business realignment.

On April 14, the company announced a realignment of its FRAM and Enhanced Memory Systems businesses to improve operational efficiency and focus the company's resources on its profitable FRAM product business.

FRAM product revenue for the first quarter was $6.8 million, compared with $4.6 million for the first quarter of 2002. Revenue from the company's Mushkin subsidiary totaled $2.7 million, compared with $5.4 million for the same period last year. The company reported $117,000 in license and development fees during first-quarter 2003, compared with $1.4 million for the first quarter of 2002. Total product revenue for the first quarter of 2003 includes $1.3 million of revenue resulting from changes in estimates on returns from distributors. This change in estimate reflects the company's ability to reasonably estimate returns from distributors as a result of sufficient shipment and return experience.

"As anticipated, FRAM shipments into our Enel metering program grew sequentially, increasing by nearly one-million units over the fourth quarter of 2002," said Ramtron CEO, Bill Staunton. "Going forward, we expect our Enel business to remain steady and our non-Enel FRAM product shipments to increase during the second quarter as our customer base for FRAM products continues to broaden."

Q1 2003 Highlights:

-  Announced the retirement of Ramtron Chairman and CEO, L. David Sikes.
   Mr. Sikes had been the company's chairman of the board since April 1995 and also held the position of chief executive officer until January 2001.

- Announced the election of Albert Hugo-Martinez as the Chairman of the Board. Mr. Hugo-Martinez has served as a director of the company since March 1999.

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-  Affirmed the company's commitment to sales growth and customer support in
   Mainland China with the appointment of Mr. Peter Chen QiLong as Technical Sales Engineer.

- Announced the appointment of Mr. Shoji Hayase as Japan Sales Director. Mr. Hayase is responsible for the sales and promotion of Ramtron's FRAM products throughout Japan.

The following statements are based on Ramtron's current expectations. These statements are forward-looking and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

- Revenue for the second quarter ending June 30, 2003 is currently anticipated to be between $10 and $12 million. Revenue projections are based on, among other things, assumptions that FRAM product orders, including the rate of shipments to Ramtron's principal FRAM customer Enel, and that revenue from Ramtron's Mushkin subsidiary, will conform to management's current expectations.

- Cost of goods sold for the second quarter is currently anticipated to be 60% to 65% of product revenues. All other expenses are expected to be between $5 million and $6 million. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

Conference Call

Ramtron management's teleconference will be held on May 1, 2003, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) and will be webcast live. A replay of the conference will be available for seven days on Ramtron's website, at www.ramtron.com.

How to Participate

Ramtron First-Quarter Financial Results Teleconference May 1, 2003 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at (719) 457-0820, code #481573.

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Cautionary Statements

Except for historical information, the preceding statements contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, expectations of the business environment in which Ramtron operates; projections of future performance including predictions of future profitability; demand for our products and the products of our principal FRAM customer; anticipated increased demand for our products; the level and timing of orders that we receive and that we can ship in a quarter; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of our ongoing cost-reduction efforts; our timely introduction of new technologies and products; market acceptance of our new products and those of our customers; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; the outcome of the ongoing patent litigation with National Semiconductor; and factors not directly related to Ramtron, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

For a detailed discussion of these and other risk factors, please refer to Ramtron's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and Ramtron's subsequent filings. You can obtain copies of Ramtron's Forms 10-K, 10-Q, 8-K, and any other documents at no charge at the SEC's website (www.sec.gov) or from commercial document retrieval services.

The financial information in this press release and the attached financials are unaudited and have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements. Please refer to Ramtron's filings on Forms 10-K and 10-Q and other filings with the SEC for complete information.

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About Ramtron

Ramtron is the world leader in ferroelectric random access memory (FRAM) products -- high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. Due to the products' unique advantages, FRAM memory products are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, automotive systems, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.

                             - financials attached -

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                      RAMTRON INTERNATIONAL CORPORATION
                   FIRST-QUARTER 2003 FINANCIAL HIGHLIGHTS
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE QUARTERS ENDED
                          MARCH 31, 2003 and 2002
              (Amounts in thousands, except per-share amounts)
                                 (Unaudited)

                                                 March 31,      March 31,
                                                    2003           2002
                                                 ---------      ---------
Revenue:
   Product sales                                  $ 9,941        $10,364
   License and development fees                       117          1,408
   Royalties                                          103             69
   Customer-sponsored research and development        850            783
                                                 ---------      ---------
                                                   11,011         12,624
                                                 ---------      ---------

Costs and expenses:
   Cost of product sales                            6,037          7,790
   Provision for inventory write-off                1,227             60
   Research and development                         1,992          2,601
   Customer-sponsored research and development        556            461
   Sales, general and administrative                2,722          2,795
                                                 ---------      ---------
                                                   12,534         13,707
                                                 ---------      ---------

Operating loss                                     (1,523)        (1,083)
Interest expense, related party                      (105)            (1)
Interest expense, other                              (181)            (7)
Other income (expense), net                             4            (21)
                                                 ---------      ---------

Net loss                                          ($1,805)       ($1,112)
                                                 =========      =========
Loss per common share:
   Net loss                                       ($1,805)       ($1,112)
   Dividends and accretion of discount on
      redeemable preferred stock                       --            (35)
   Accretion of discount on redeemable
      preferred stock                                  --             (6)
                                                 ---------      ---------

Net loss applicable to common shares              ($1,805)       ($1,153)
                                                 =========      =========
Net loss per share - basic and diluted             ($0.08)        ($0.05)
                                                 =========      =========
Weighted average common shares
   outstanding - basic and diluted                 22,128         22,081
                                                 =========      =========

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                        CONSOLIDATED BALANCE SHEETS
                           (Amounts in thousands)
                                 (Unaudited)


                                                 March 31,     December 31,
                                                    2003           2002
                                                 ---------     ------------
ASSETS

Cash and cash equivalents                         $ 2,611        $ 3,222
Accounts receivable, net                            8,041          8,981
Inventories, net                                    6,869          8,952
Property, plant and equipment, net                  4,537          4,600
Intangible assets, net                             14,098         14,150
Other assets                                        1,014          1,037
                                                 ---------      ---------
                                                  $37,170        $40,942
                                                 =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                               5,238          5,960
     Accrued liabilities                            1,294          1,147
     Deferred revenue                               1,400          2,778
Long-term debt                                      5,862          5,728
Long-term deferred revenue                          4,997          5,175
Stockholders' equity                               18,379         20,154
                                                 ---------      ---------
                                                  $37,170        $40,942
                                                 =========      =========

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